AMENDMENT TO CONSULTING AGREEMENT

This Amendment (the "Amendment") to the Consulting Agreement by and between Interactive Ideas Consulting Group, Inc. ("I2Net") and its principal shareholder, Neal Weisman (collectively referred to as "Consultant"), and Ohana Enterprises ("Ohana") and its subsidiary Visual Interviews ("Visual") (collectively referred to as the "Company"), dated October 11, 2003, is made as of January 2, 2004.


                                   WITNESSETH

         WHEREAS, the Consultant and Ohana and Visual desire to amend the aforementioned agreement; and

         WHEREAS, the Ohana and Visual have utilized and will continue to require technology services relating to product design specifications, product development and deployment planning; and

         WHEREAS, Consultant has met all milestones under said agreement; and

         WHEREAS, Ohana and Visual wishes to compensate Consultant for providing these consulting services to Ohana and Visual;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         Ohana hereby agrees to register the balance of the remaining 500,000 of shares, as issued in accordance with the Agreement, under a Form S-8 registration statement.

         In connection with the issuance of common stock, Consultant represents and warrants to the Company: (a) that he is acquiring the common stock for his own account, and not on behalf of any other, for long-term investment and not with a view to immediately re-sell the common stock; (b) no other person or entity will have any direct or indirect beneficial interest in, or right to, the common stock.; (c) Consultant or his agents or investment advisors, (i) have such knowledge and experience in financial and business matters that will enable Consultant to utilize the information made available to it in connection with the purchase of the common stock to evaluate the merits and risks thereof and to make an informed investment decision and (ii) is able, without impairing its financial condition, to hold such common stock for an indefinite period of time and to bear the economic risks of, and withstand a complete loss of, such investment; (d) Consultant acknowledges that the common stock has not been registered under the Securities Act, or qualified under any applicable state securities laws, in reliance, in part, on my representations, warranties and agreements made herein; and (e) that other than the rights specifically set forth in this Agreement, the Company and the officers of the Company are under no obligation to register or qualify the common stock under the Act or under any state securities law, or to assist the undersigned in complying with any exemption from registration and qualification.

                  Modification: Collectively, the Agreement and this Amendment set forth the entire understanding of the parties with respect to the subject matter hereof, and may be amended only in a writing signed by both parties.






         This Amendment becomes effective upon signature of all parties and all shares shall be granted and issued as per the aforementioned schedules subject to the resolution of Ohana's pending litigation with Hudson Consulting.

         IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written.

     COMPANY:                                                  CONSULTANT:
     OHANA ENTERPRISES, INC.              INTERACTIVE IDEAS CONSULTING GROUP


 By:/s/______________________________       By:/s/___________________________
          Catherine Thompson                               Neal Weisman
          CFO                                          President

Date:_____________________________       Date:________________________



COMPANY:
VISUAL INTERVIEWS, INC.

By:/s/______________________________
          Catherine Thompson
          CFO

Date:_____________________________